UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Castle Arch Real Estate Investment Company, L.L.C.

(Exact name of registrant as specified in its charter)

California	20-1077312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9595 Wilshire, Penthouse 1000 Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

(310) 385-5970

Registrant’s telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Units

(Title of class)

_____________________________________________________________________________________________________________________________

FORWARD LOOKING STATEMENTS

Our Form 10 contains a number of statements about our future operations.  We make statements regarding anticipated product introductions, changes in markets, customers and customer order rates, expenditures in research and development, growth in revenue, taxation levels, the effects of pricing, and the growth in our foreign operations, all of which represent our expectations and beliefs about future events.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar words and expressions.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  The factors that may cause our operations to vary materially from those contemplated by our forward-looking statements include:

•

It is difficult to assess the likelihood of success for an early stage company without long operating history like ours. Since its organization we have been engaged in start-up and development activities. There is no operating history upon which investors may base an evaluation of the likely future performance.

•

There is no assurance that we will enjoy successful business development. There can be no assurance that our business strategies will lead to any profits. We face risks and uncertainties relating to our ability to successfully implement our strategies of securing rights to real estate, facilitating the entitlement process and selling the property at a profit. You must consider the risks, expenses and uncertainties of a company like this, with an unproven business model, and a competitive and somewhat evolving market. In particular, you must consider that our business model is based on an expectation that we will be able to acquire property and that demand for entitled real estate will sustain itself or increase.

•

Need for substantial additional funds. We currently need additional funds to complete the purchase of the several large properties in Fresno County and to fund increased employment compensation for 2005. Our cash requirements may vary materially from those now planned because of attractive real estate purchase opportunities and unexpected costs or delays in connection with land improvement, changes in the direction of our business strategy, competition, governmental requirements, and other factors. Adequate funds for these purposes may not be available when needed or on acceptable terms.

•

We must pay expenses on behalf of the officers and directors to indemnify them for wrongdoing. Our officers and directors are required to exercise good faith and high integrity in the management of their affairs. The operating agreement specifically limits the liability of such persons to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than it would have had if such provisions were not present. The operating agreement also provide for indemnification of the officers and directors any losses or liabilities that may incur as a result of the manner in which they operated the business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. Use of the capital or assets for such indemnification would reduce amounts available for the operations or for distribution to the investors.

RISKS RELATING TO THE REAL ESTATE INDUSTRY

•

We may have some floating rate debt which will subject us to interest rate risk. We may have some of our total property debt at floating rates. In the event that short-term interest rates rise significantly, our cost of debt service could increase dramatically in 2005 and beyond. Increases in interest rates could increase our interest expense, which would adversely affect net earnings, ability to acquire more real property and cash available for payment of our debt obligations and distributions to our members.

•

Our debt level may have a negative impact on our income and asset value. We may incur indebtedness in connection with the acquisition of our properties, and development and operating activities. As a result of our use of debt, we would be subject to the risks normally associated with debt financing, including:

•	that our cash flow will be insufficient to make required payments of principal and interest;

•	that we will be unable to refinance some or all of our indebtedness;

•	that any refinancing will not be on terms as favorable as those of the existing indebtedness;

•	that required payments on mortgages and on our other indebtedness are not reduced if the economic performance of any property declines;

•	that debt service obligations will reduce funds available for distribution to our members; and

•	that any default on our indebtedness could result in acceleration of those obligations.

If the economic performance of any of our properties declines, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, we may lose that property to lender foreclosure with a consequent loss of income and asset value.

We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of our outstanding debt at any time. Our total liabilities to total market capitalization may exceed those normally carried by our competitors. Our potentially higher leverage levels may make it difficult to obtain any additional financing based on our portfolio or to refinance existing debt on favorable terms or at all.

•

We face a strong competitive market, which could limit our ability to secure attractive investment opportunities. Our business strategy contemplates expansion through acquisition. The commercial real estate industry is highly competitive, and we compete with substantially larger companies and REITs, for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than we have. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future.

•

We may not be able to regularly pay dividends to our members or redeem preferred units. Our ability to pay dividends or redeem preferred units in the future depends on our ability to operate profitably and to generate cash from our operations in excess of our operating expenses and debt service obligations. The payment of dividends or redemption of preferred units is in the sole discretion of our board of directors.

•

New developments and acquisitions may fail to perform as we expect. We intend to continue to selectively develop and acquire properties. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based upon the increased value that results from legal improvements. When we acquire a property, our intent is to reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove inaccurate, which may result in our failure to meet our profitability goals. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

•

Failure to succeed in new markets may limit our growth. We may make select acquisitions outside of market areas with which our management is familiar from time to time as appropriate opportunities arise. The management’s historical experience is in California, Utah, Tennessee, New York, Texas, Wyoming and Arizona and the management may not be able to operate successfully in other market areas that are new to them. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to identify acquisition or development opportunities; and

•	unfamiliarity with local government and permitting procedures.

Any of these factors could adversely affect the profitability of projects outside our current markets and limit the success of our acquisition and entitlement strategy.

•

Real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our members. Real estate investments are subject to varying degrees of risk. If we acquire or develop properties and the acquisitions do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and other improvements, our income and ability to pay dividends to our members will be adversely affected. Income from properties may be adversely affected by:

•	decreases in resale prices due to competition or other factors;

•	changes in economic conditions;

•	increases in operating costs such as real estate taxes, insurance premiums;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

•

Future terrorist attacks in the United States may result in declining economic activity, which could reduce the demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, may result in declining economic activity and reduced demand for our properties. A decrease in demand would make it difficult for us to renew or release our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss.

These types of events also may adversely affect the markets in which our securities are sold. These acts may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for real estate, delay the time in which our properties are entitled and sold and limit our access to capital or increase our cost of raising capital.

•

General economic conditions may adversely affect our financial condition and results of operations. Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in land values, which would adversely affect our financial position, results of operations, cash flow, and ability to satisfy our debt service obligations and to make distributions to our members.

•

The majority members and their affiliates have significant influence over us. Our majority members and members of our board of directors and management collectively beneficially own over 80% of our common units. As a result, these individuals and entities acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our members. The voting power of these individuals could have the effect of preventing or delaying a change in control of our company which they oppose even if our other members believe it is in their best interests. In addition, all of our executive officers have the ability to influence our day-to-day operations.

•

The success of our company depends on the continuing contributions of our key personnel. We have a skilled management team to seek out properties to finance, purchase, entitle, and resale. However, members of our management team are required to devote only as much time to our operations as they, in their sole discretion, deem necessary in carrying or our operations effectively. Any or all of the members of our management team, including Robert Geringer, Kirby D. Cochran and Jeff Austin and Douglas Child, may fail to divide their time efficiency in operating our business given their outside obligations. In addition, we do not have agreements with any of our management team that hinder their ability to work elsewhere or quit at will and, thus, any executive officer or key employee may terminate his or her relationship with us at any time with no more than one week’s notice.

•

There is limited liquidity in our real estate investments, which could limit our flexibility. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to dispose of an investment when we find disposition advantageous or necessary, and the sale price of any disposition may not recoup or exceed the amount of our investment. In addition, federal tax laws may impact our ability to sell properties without adversely affecting returns to our members.

•

We may suffer environmental liabilities which could result in substantial costs. Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including asbestos-containing materials that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs, which could be substantial. Also, our ability to arrange for financing secured by that real property might be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination. In addition, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from our properties.

•

The ability of our members to control our policies or effect a change in control of our management is limited, which may not be in our members’ best interests.  Some provisions of our operating agreement may delay or prevent a change in control of our management or other transactions that could provide our common members with immediate or augmented return on investment or profits or that might otherwise be in the best interests of our members. These provisions include:

•

Super-Majority member vote required to approve some amendments to the operating agreement.   Amendments to our operating agreement must be approved by the affirmative vote of members holding at least 70% of our outstanding common units, voting together as a single class. These voting requirements may make amendments to our operating agreement that members believe desirable more difficult to effect. For instance, under our current operating agreement, our chief executive officer is entitled to appoint and terminate other executives, a function typically reserved for directors. Our chief executive officer may only be removed by the vote of a 70% supermajority of our members.

•

Issuance of common and preferred units without member approval.    Our Board of Directors has the ability to authorize the issuance of common and preferred units without member approval and to set or change the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the preferred units. Our Board of Directors could therefore authorize series of preferred units that may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our members.

ITEM 1.

BUSINESS

Castle Arch Real Estate Investment Company, LLC, a California limited liability company, was organized on April 15, 2004 as a residential and commercial land development company with target properties located primarily in the Western United States. Our principal activities are securing acquisition rights to properties, obtaining zoning and other entitlements for the properties, securing financing for the purchase of the properties, improving the properties’ infrastructure and amenities, and selling the properties. Properties we target may have end uses that range from residential, multifamily, retail, office, to industrial. Our officers may also consider other opportunities, such as locating properties we believe are priced at a value and later reselling them without making improvements. We are in the developmental stage of our operations and can provide no assurances that we will accomplish, in whole or in part, all or any of our strategic goals. We maintain our registered office and principal place of business at 9595 Wilshire, Penthouse 1000, Beverly Hills, CA, 90212 and our telephone number is (310) 385-5970. The Internet web site can be located at http://www.castlearch.com.

Our management team has years of collective experience in real estate investing and is situated in terms of geography and experience to create a well-diversified real estate investment portfolio. We believe our competitive advantages in the real estate market to be:

•

Experienced management

•

Ability to raise capital

•

Upside return potential from land development

•

Diversification in many real estate segments

•

Hedge to economic cycles

•

Secured asset transactions

Our initial focus is to locate and acquire undeveloped land parcels in high growth geographic locations; however, much of our current emphasis is on properties located throughout the states of California and Utah.  Robert D. Geringer, our president and chief operating officer, has experience in real estate acquisition and entitlement and is leading our efforts to take large areas of land, obtain entitlements for the land, and subdivide or develop the land. Each of our officers is regularly searching for land development opportunities.  Once land is identified, the officers, lead by Messrs. Geringer and Cochran evaluate the potential investment projects on the basis of acquisition costs, estimated improvement costs and time to complete the project. The investment objectives are subject to change in the sole discretion of our management based on our financial position and the condition of the real estate market as assessed by our management.

Entitlement is a real estate industry term that captures the primary governmental approvals necessary to subdivide and sell parcels or lots.  These approvals include, for example, road design and access, sewer access and capacity, utilities design and layout, and other governmental restrictions on increasing the density of land from large vacant or raw parcels to subdivisions, industrial parks or residential communities.   The approval process requires time and the ability to manage competing desires for the land all with an eye to the overall profitability of the end result.  The value creation that we are targeting comes from the ability to sell the smaller lots for more net money than the total acreage could be sold by itself.

Each step of the entitlement process can be very costly and time consuming and vary for each project. The entitlement process touches on building and safety issues, flood concerns, school and water districts and the planning commissions and agencies that regulate these areas. In addition, in California development projects may need to undergo California Environmental Quality Act (CEQA) review.

Typically, the first step in the entitlement process is to create a general plan for the land, which may include a subdivision tract map, and determine whether zoning changes are necessary. The length of time and costs of this step depend on the size of the property, the location and improvement goals. Time is usually measured in weeks and costs measured in the high thousands or low tens of thousands of dollars. The plan is typically delivered to the county where the property is located for review, which may take one to three months.

Next, several agencies within the county will make environmental assessments regarding impact on, or involving, floods, schools, cities, geology, transportation, cultural resources, health, utilities, fire, and parks. This environmental assessment stage is typically a month. The costs for fees in this phase are typically measured in the thousands.

Responding to the assessments is the most variable and potentially the most time consuming and expensive step. In some areas, the project may be cleared. In other areas, design problems may need to be resolved. This step can take many months and cost tens or even hundreds of thousands of dollars in redesign costs and professional fees.

Finally, the project becomes subject to public hearing. The notice period prior to a public hearing is at minimum ten days and the hearing is often held over a month later. After the public hearing, a final supervisory board will deliver a case to an executive body for final clearance.

Until the land that we purchase is resold, we will not generate any revenues from the properties. We generally do not expect to generate revenue from property we purchase any sooner than 6 months from the time we purchase it and begin the entitlement process. In most cases the time from purchase to revenue generation from the resale of property will exceed one year and sometimes two years. Once the land has been secured and the entitlement process commenced the next step in the process is to raise the capital needed to purchase the land.  In most cases, the land must be fully purchased prior to the completion of the entitlement process.

We intend to continue to raise money for real estate projects through private placements of securities and, in the future, through periodic secondary public offerings of non-trading preferred units registered with the SEC.  In some cases, we also intend to fund projects though joint ventures with third parties. However, during our growth phase, we do not currently intend to fund projects through borrowing or leveraging.

As of the date of this registration statement, we have secured purchase rights through a purchase option contract and in connection with that option contract have paid earnest money on two properties in Fresno County, California and have commenced the entitlement process on those properties. However, we have not actually purchased either property and currently do not own any land. We anticipate that we will demand a refund of purchase money on a majority of our purchase option contracts due to foreseeable entitlement difficulties discovered and assessed by our management per their review of potential projects subsequent to executing option agreements.

In the case of the Fresno properties, the entitlement process is potentially more expensive and time consuming because of its location in the Central Valley of California, which is the center of California’s several billion dollar annual farm economy. Our management believes that there are patterns of resistance among groups who wish to curb the building development growth in the area to preserve the farmland. The risk in Fresno, as with all projects that must be entitled, is that the entitlement process will be extended while cash has been depleted from the purchase of the land, which must be purchased prior to the completion of the entitlement process. In addition, costs will be increased by alterations to plans or professional fees to dispute governmental or other organizations’ potential opposition to our plans. As we cannot generate revenues from the land until it is resold, delays in the entitlement process can have a deep negative impact on our financial health, especially during our growth phase.

During the next 12 months of operation, we plan to acquire two additional smaller land parcels of approximately 100 acres each. Entitlements for these smaller parcels are typically received much more quickly than for larger parcels. The range in estimated time of completion of the entitlement process is because the environmental impact, such as schools, cities, transportation, cultural resources, health, utilities, fire, and parks, is generally proportionally less significant.  We estimate that these relatively smaller parcels can be entitled in 6 to 18 months depending on the site. However, this estimation is based on the judgment of management and not based on any representations by a governmental agency.  We have encountered no significant or unexpected regulatory restrictions or problems in gaining approval on development plans to date. However, the approximately 12 month range in estimated completion time takes into account restrictions and problems. Our first revenues from operations will not likely be realized until we entitle those properties and sell them. We believe that revenues from the purchase and sale of the four properties will be sufficient to generate net income for us based on our expected profits and our current expenses, however, those net revenues are, at minimum, several years away. In the future we intend to target parcels which are larger than the two currently under contract. For a more detailed discussion of these properties, please refer to Item 3 “Properties” below.

Our current expansion model calls for proceeding with the acquisition of 500 acres every quarter for commencing in 2006 and 1,000 acres every quarter for years 2007 through 2010.  We anticipate that typical entitlement time will take from 12 to 24 months based on size for each project or phase.  We believe that we can maximize our revenue potential by being patient with the sale of the newly approved lots by selling the entire project in phases over a three year period.  Therefore, we expect that it will take approximately 5 to 7 years from the date of escrow to completely realize revenues from any one project.

Marketing

We do not intend to market properties to the general public. Currently, our management intends to sell improved property directly through buyers that they locate through contacts rather than commission based brokers. Our management team’s contacts include hundreds of past and present as well as future anticipated business associates and friends. In some case the contacts may be affiliated with each other or members of our management team.

Competition

Our competitors include established real estate development companies. Many of our current and potential competitors have longer operating histories and financial, sales, marketing and other resources substantially greater than those we possess. As a result, our competitors may be able to adapt more quickly to changes in the real estate market or to devote greater resources than we can to the sales of our real estate projects. For example, in the Central Valley of California where our first several projects are located, resistance among groups who wish to curb the building development growth in the area to preserve the farmland may be more easily offset by larger firms with more resources that can afford larger and perhaps more skilled professional teams to respond to regulatory issues or organizational interference. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors. As the market for real estate development has evolved, price competition and ability to purchase prime real estate for development has intensified and is likely to continue to intensify. Such competition could adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to compete successfully with existing or new competitors. Most of our competitors have substantially greater financial resources than us, and they have much larger staffs allowing them to analyze more potential transactions, entitle land more quickly and sell it sooner and for more money.

Governmental and Environmental Regulation

The housing and land development industries are subject to increasing environmental, building, zoning and real estate sales regulations by various federal, state and local authorities. Such regulations affect home building by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design, as well as the manner in which we conducts sales activities and otherwise deals with customers. Such regulations affect development activities by directly affecting the viability and timing of projects.

We must obtain the approval of numerous government authorities which regulate such matters as land use and level of density, the installation of utility services, such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. If such authorities determine that existing utility services will not adequately support proposed development (including possibly in ongoing projects), building moratoria may be imposed. As a result, we may need to devote an increasing amount of time to evaluating the impact of governmental restrictions imposed upon a new residential development. Furthermore, as local circumstances or applicable laws change, we may be required to obtain additional approvals or modifications of approvals previously obtained or even stop all work. Such increasing regulation may result in a significant increase in time (and related carrying costs) between our initial acquisition of land and the commencement and completion of its developments.

Before we can develop a property, it must obtain a variety of discretionary approvals from local and state governments, as well as the federal government in certain circumstances, with respect to such matters as zoning, subdivision, grading, architecture and environmental matters. The entitlement approval process is often a lengthy and complex procedure requiring, among other things, the submission of development plans and reports and presentations at public hearings. Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Accordingly, our ability to develop properties and realize income from such projects could be delayed or prevented due to litigation challenging previously obtained governmental approvals. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or "slow-growth" or "no-growth" initiatives that could be implemented in the future.

        We may be required to expend significant financial and managerial resources to comply with environmental regulations and local permitting requirements. Although we believe that our operations will be in general compliance with applicable environmental regulations, certain risks of unknown costs and liabilities are inherent in developing and owning real estate.

Offices

Our corporate headquarters are located at 9595 Wilshire, Penthouse 1000, Beverly Hills, CA, 90212. Currently we employ 6 persons and expect to employ up to 20 people in the coming 12 months. Current offices are adequate for our present needs. Office space will be increased, as we deem necessary.

ITEM 2.

FINANCIAL INFORMATION

This report contains forward-looking statements.  These statements are based on our management's current expectations about our businesses and the markets in which we operate.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties or other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual operating results may be affected by various factors including, without limitation, changes in national economic conditions, competitive market conditions, uncertainties and costs related to the imposition of conditions on receipt of governmental approvals and costs of acquisition and entitlement, and actual versus projected timing of events, all of which may cause such actual results to differ materially from what is expressed or forecast in this report.

Results of Operations

We were organized on April 15, 2004 and have not had any revenues.  Our business plan has been formed and we have commenced implementation of our plan by acquiring rights to two parcels of land as discussed in the Item 1 “Business” and Item 3 “Properties.”

Financial Condition

As of March 24, 2005, we had cash and cash equivalents of $2,341,332 on hand which is available for working capital requirements, including future operating expenses. We have sufficient funds to pay fixed operating costs that we may incur during the next 12 months without raising additional money. However, we will need additional funds in order to aggressively pursue our primary business of land development through the acquisition of properties and taking those properties through the entitlement process.  At minimum, we will need to raise at least an additional $9 million to close on the two properties which we are currently attempting to entitle. We have raised only a portion of that minimum. Therefore, while maintaining sufficient reserves to cover our fixed operating expenses, we intend to raise additional funds. Our business plan will take many years at significant expense to fully implement. Despite the fact that the material portion of such anticipated expenses are not currently subject to any contractual commitments, we intend to purchase properties out of our cash reserves which would rapidly deplete our cash resources.

We estimate that our general administrative and related expenses will not exceed $110,000 per month during the next 12 months. We currently pay compensation to four of our executive officers and several other employees. Two of our executive officers, Kirby D. Cochran and Robert D. Geringer are currently compensated $25,000 per month. Jeff Austin and Douglas W. Child are compensated $15,000 per month. Our recent executive compensation totals represent a compensation increase trend in our compensation arrangements from 2004 totals. We do not expect any significant changes in our executive or employee salaries in the coming 12 months, except for the salaries of our anticipated new employees.

ITEM 3.

PROPERTIES

As of May 13, 2005, we have entered into contracts to purchase two properties located in California. The properties are located in Firebaugh and Coalinga.

Firebaugh Property

Firebaugh is located in Fresno County California and is located 31.2 miles from Merced and 45.8 miles from Fresno and has a current population of approximately 6,000.  We have entered into a contract to purchase a 181.4 acre parcel of unimproved land and escrowed earnest money of less than 5%. We intend to entitle the property and sell paper lots to one or more institutional builders. We anticipate that the entitlement process will be completed in the second half of 2005.

Coalinga Property

Coalinga is located in Fresno County California and has a current population of approximately 12,000. We have entered into a contract to purchase a 158.5 acre parcel of unimproved land. Similar to our Firebaugh property, we intend to entitle the property and sell paper lots to one or more institutional builders. Similar to the Firebaugh property, we anticipate that the entitlement process will be completed in the second half of 2005.

We also maintain administrative offices in Beverly Hills, California and pay for a portion of the office expenses for Kirby D. Cochran and Douglas W. Child, two of our executive officers located in the State of Utah and for Jeff Austin our senior vice president located in Orange County California.   We believe that we currently have adequate leased space to accommodate current operations and that facilities for administrative personnel are adequate for expansion plans.  We also believe that expansion space is readily available in virtually all the markets in which we operate.

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information about the beneficial ownership of our common stock as of May 13, 2005 by:

*

each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

*    each of our directors and named executive officers;

*    all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable.  The percentage of beneficial ownership of our common units subject to this registration statement is based on a total of 19,146,848 common units outstanding as of May 13, 2005. Preferred units which we intend to redeem at $1.00 per unit total 6,306,000 issued and outstanding of which 534,000 or 8.47% are owned by our executive officers.

Name and Address of Beneficial Owner	Number of Common Units Beneficially Owned (1)	Percentage of Class
Kirby D. Cochran (2) 9595 Wilshire, Penthouse 1000 Beverly Hills, CA, 90212	8,096,167	42.28%
Robert D. Geringer (3) 9595 Wilshire, Penthouse 1000 Beverly Hills, CA, 90212	4,096,167	21.39%
Jeff Austin (4)(5) 9595 Wilshire, Penthouse 1000 Beverly Hills, CA, 90212	2,491,667	12.53%
Douglas W. Child (6) 1284 Flint Meadow Dr., Suite D Kaysville, UT 84037	845,834	4.42%
All current directors and executive officers as a group (4 persons)	15,438,168	80.63%

(1)

Units include common units only; Our preferred shares are not convertible into commons shares or other voting shares.

(2)

Kirby D. Cochran is our chief executive officer and a member of our board of directors and owns a total of 8,250,667 units consisting of 8,096,167 common units and 154,500 preferred units.

(3)

Robert D. Geringer is our president and a member of our board of directors and owns a total of 4,250,667 units consisting of 4,096,167 common units and 154,500 preferred units.

(4)

Jeff Austin is our senior vice president and a member of our board of directors and owns a total of 2,550,000 units consisting of 2,400,000 common units and 150,000 preferred units.

(5)

Douglas W. Child is our chief Financial officer and a member of our board of directors and owns a total of 920,834 units consisting of 845,834 common units and 75,000 preferred units.

ITEM 5.                  DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of Castle Arch Real Estate Investment Company, L.L.C., as of May 13, 2005, include the following persons:

Name	Age	Position

Kirby D. Cochran	51	Chairman & Chief Executive Officer

Robert D. Geringer	46	Director and President

Douglas W. Child	45	Director and Chief Financial Officer

Jeff Austin	50	Director and Senior Vice President

William Warwick	70	Director

Kirby D. Cochran chief executive officer and chairman of the board of directors, age 51, has extensive knowledge and experience investing in growth, emerging growth and established operating companies. He has bought and sold millions of dollars of real estate throughout his career, with a primary focus on raw land including a 70-acre development in Wyoming. In the past five years, Mr. Cochran has been an angel investor and business consultant, assisting over a dozen growth stage companies with their strategy and operations.

Mr. Cochran holds an MBA from North Dakota State University and has taught graduate school for several years as an adjunct professor in the Business and Finance departments at the University of Utah. He teaches courses in finance, business strategy, analysis, growth and venture financing. His teaching has given him the time and ability to develop proprietary capitalization models using debt and equity instruments for the investment, acquisition and operations of companies.

Robert Geringer, president and member of the board of directors, age 46, is a licensed attorney with practical and legal experience in development, finance, taxation syndications, and mergers and acquisitions. He has participated in the management of several real estate development companies in various locations across the United States.

An approved HUD developer, Mr. Geringer is highly experienced in the development of single-family residential, commercial and specialty use real estate. Projects in which Mr. Geringer has been involved include the formation, development, management and continuing operation of commercial and residential real estate projects in California, Tennessee, New Mexico and Texas.

Mr. Geringer recently completed the development of a 240-unit multi-family facility in San Antonio, Texas and a 175-lot residential project in Brentwood, Tennessee. He was also instrumental in the acquisition and build-to-suit development of a distressed property for Federal Express and The Los Angeles Times (Times Mirror Corporation).

Mr. Geringer has been involved in most phases of business formation and operations and has served in the capacity of both officer and director in numerous companies. He received his B.A. in Economics from UCLA in 1981, and his J.D. from Southwestern University in 1985. He also holds an LLM in Taxation from New York University.

Douglas W. Child, chief financial officer and member of the board of directors, age 45, is the Managing Partner of Child, Sullivan & Company, a professional Corporation of Certified Public Accountants. As the managing member of two other real estate and holding companies, Mr. Child is experienced in a broad array of real estate areas including: residential development, residential foreclosures of both conventional and HUD mortgages and real estate taxation. He is also a licensed mortgage broker with numerous high-level contacts in the real estate industry.

As a member of the American Institute of Certified Public Accountants (AICPA), Mr. Child has over 18 years of audit, tax and management consulting experience with both Ernst & Young and in his own accounting practices.

Mr. Child’s specialties include financial statement and compliance audits for publicly held entities, private investment funds, small businesses, and non-profit organizations. He has served as an expert witness in numerous depositions ranging from breaches of contract to valuation of property issues. In addition to managing the income tax practices of Ernst & Young’s Small Business Advisory Services and his own practices, Mr. Child has also performed business valuations for several entities.

Mr. Child’s firm, Child, Sullivan & Company PC is registered with the newly formed Public Company Accounting Oversight Board, which qualifies his firm to perform public accounting audits. He is a graduate of Utah State University with a B.S. in Accounting, and is licensed as a CPA in Utah, Wyoming, Colorado, Idaho, Nevada, Missouri and Montana.

Jeff Austin, senior vice president and member of the board of directors, age 50, has over 25 years of experience in sales and marketing. He was brought onboard for his ability and experience in leveraging teamwork and accountability to elevate service-focused organizations to new levels of performance. He has focused on building and growing companies through by attracting strategic partners and building relationships between and within businesses.

Mr. Austin’s industry experience includes high tech, financial, medical and real estate software services. He is the former President of FIS Inc., where he led the company’s development and marketing of Enterprise Facility and Portfolio Real Estate Management software products on an international scale. His responsibilities included direction of sales, services and marketing to Fortune 100 companies as well as the Federal Government. He is also a former Vice President of Sales for Qwest Communications, Corio Inc., JBA International and PeopleSoft.

Mr. Austin has personally invested in and purchased several million dollars of real estate properties and companies, including several apartments, residential properties and real estate focused limited partnerships. Further, under his guidance FIS developed application software to manage some of the largest real estate properties in the world for companies including Sprint, Cisco, Verizon, Corning, Intel and many other high profile customers. Mr. Austin received his B.S. in Business Marketing from the University of Colorado.

William Warwick, independent member of the board of directors Mr. Warwick, age 70, is a business consultant with over 40 years of experience, primarily in the telecommunications industry. Mr. Warwick most recently served as Senior Vice President, AT&T, and Chairman and CEO, AT&T China, Ltd. and continues to serve as Chairman, AT&T China.

Mr. Warwick has served: on the board of directors for the US/China Business Council, Beijing, 1994-1996; as Chairman of the Board, American Chamber of Commerce, Beijing, 1995; Board of Trustees, New Jersey Business and Industry Association, 1988-1994; Vice-Chairman of the Board, New Jersey Business and Industry Association, 1992-1993; Board of Directors, New Jersey Manufacturers Insurance Company, 1988-1994; Vice Chairman of the Board, New Jersey Manufacturers Insurance Company, 1992-1993; and the Board of Directors, Semiconductor Industry Association, 1987-1993.

ITEM 6.

EXECUTIVE COMPENSATION

Summary Compensation Table

The cash and non-cash compensation that we have paid during the fiscal year ended December 31, 2004, or that was earned by, our Chief Executive Officer and our other executive officers is detailed in the following table.

					Long-Term Compensation
		Annual Compensation			Awards	Payouts	All Other Compen-sation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options(#)	LTIP Payouts

Kirby D. Cochran (1) Chairman and CEO	2004	$38,000	$—	$—	—	$—	$—

Robert D. Geringer (2) President	2004	$30,000	$—	$—	—	$—	$—

Douglas W. Child (3) CFO	2004	$24,000	$—	$—	—	$—	$—

Jeff Austin (4) SVP	2004	$48,000	$—	$—	—	$—	$—

(1)

Kirby D. Cochran is currently compensated $25,000 per month.

(2)

Robert D. Geringer is currently compensated $25,000 per month.

(3)

Jeff Austin is currently compensated $15,000 per month.

(4)

Douglas W. Child is currently compensation $15,000 per month.

(5)

Each of our executive officers receives $2,000 per month toward reimbursement for expenses. These expenses are reflected in the total 2004 salary totals.

Long-Term Incentive Plan Awards/Employment Agreements

We do not maintain any long-term incentive plans. However, our board of directors may adopt, with member approval, an option plan where up to 20% of our authorized common units may be purchased by employees.  The option plan may provide for the grant of nonstatutory unit options and the grant of unit purchase rights both our employees, non-employee directors, consultants and advisors, and to the employees, non-employee directors, consultants and advisors of subsidiary corporations.  Under the option plan, the exercise price or purchase price may, at the discretion of our board of directors or the committee appointed by the board to administer the option plan, be paid in cash, cash equivalents, promissory notes, surrender of stock, a cashless exercise, past services, cancellation of indebtedness owed to the grantee or any form of payment that is consistent with applicable laws, regulations and rules.

We have consulting agreements with each of our four executives.  The consulting agreements are substantially similar except with respect to compensation.  Each agreement provides for:

•          An at will term that may be terminated with one week notice by the executive or the company;

•          A monthly consulting fee, plus reimbursement of expenses; and

•          A covenant to not render or perform any services for any other corporation, firm, entity or person which would impair the executive’s ability to perform his duties to us.

Under the consulting agreements, Messrs. Cochran and Geringer are entitled to $25,000 per month, respectively, in compensation. Messrs. Child and Austin are entitled to $15,000 per month each. In addition to their base compensation, each of our officers receives a monthly $2,000 fee for reimbursement of expenses.

Significant Employees

Except for our executive officers, we have no significant employees.

Option Grants

We did not grant any options to our executive officers in the fiscal year ended December 31, 2004.

Option Exercises and Year-End Option Values

None of our executive officers held any options as of December 31, 2004.

Compensation of Our Independent Directors

Each of our directors who are not also an employee receives director fees not to exceed $25,000 per annum.

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 There have been no transactions since our inception to which we were a party in which any officer director or owner of 10% or more of our common units had a direct or indirect material interest other than benefits shared equally (pro rata) by all holders of our common units. In the future, we believe that the terms of transactions benefiting our officers, directors or 10% owners to be at least as favorable to us as we would expect to negotiate with unrelated third parties.

Our officers and certain of the board members engage in a wide range of activities, including financial advisory, real estate investment, managing private investments, teaching university classes and private equity and venture capital activities. In the ordinary course of their business, therefore, they may engage in activities that may conflict with our interests.

Ownership of Securities by Management

Our chief executive officer, chief financial officer, president, senior vice president, and directors currently own or control 15,438,168 or 80.63% of the 19,146,848 common units outstanding and 534,000 or 8.47% of the total 6,306,000 preferred units outstanding for which they paid a grand cash total of $549,200. All of the common units presently issued and outstanding are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, and, as such, may not be sold in the absence of registration under the Securities Act of 1933, as amended or the availability of an exemption from registration.

Transactions by the Management

Our executive officers or directors may pursue acquisitions of assets and businesses in connection with their existing businesses or a new line of business without first offering such opportunities to us.

Our Executive Officers’ or Directors’ Other Business Activities

Our executive officers or directors are involved in a variety of business and professional activities outside of managing our operations.  These other activities may result in a conflict with respect to the allocation of management resources away from our operations and to other activities.

Diverse Membership; Relationships with Members

Owners of our securities may include persons or entities organized in various jurisdictions, including the United States and Asian and European countries, which may have conflicting investment, tax and other interests with respect to their investments in us. The conflicting interests of particular members may relate to or arise from, among other things, the nature of investments made by us, the structuring of the acquisition of real estate investments, and the timing of disposition of real estate investments. Such structuring of our investments and other factors may result in different returns being realized by different members. As a consequence, conflicts of interest may arise in connection with decisions made by our management, including with respect to the nature of structuring of real estate investments, which may be more beneficial for one member than for another member, especially with respect to the member’s particular tax situations.

Management of the Company

Our Management devotes only such time to our operations as they, in their sole discretion deem necessary to carry out our operations effectively. Except as described above, our officers and directors work on other projects and conflicts of interest may arise in allocating management time, services or functions among such affiliates.

Limitation of Rights

The Operating Agreement provides that our management will not be liable for actions taken by them in good faith in furtherance of our business, and will be entitled to be indemnified by us in such cases. Therefore, our members may have a more limited right against the management, their affiliates and their respective related parties than they would have absent such limitations in the Operating Agreement. In addition, indemnification of the management, their affiliates and their respective related parties could deplete our assets possibly resulting in loss by the members of a portion or all of their investment.

ITEM 8.

LEGAL PROCEEDINGS

We are currently not involved in any legal proceedings.

ITEM 9.          MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of May 13, 2005 there were approximately 137 holders of record of our common and preferred units. We have no outstanding options, warrants to purchase or securities convertible into our common equity. In addition, we have no common units that can be sold pursuant to Rule 144, and, we have no securities that are being publicly offered or that we are proposing to publicly offer.  There is no public market for our membership interests.  We have elected to be treated as a partnership for federal and state income tax purposes.  As a consequence, under current law, holders of membership interests will receive annual K-1 reports or direct allocations of profits or losses relating to our financial results.

Dividends

The first 40% of net profits will be paid as a dividend to holders of the common units to offset phantom income tax liability.  The remaining net profit will be paid as preferred dividends and used to redeem outstanding preferred units. Once preferred units have been redeemed, earnings may be distributed to the holders of common units or held by the Company to improve its cash positions. Any future determination as to the distribution of cash dividends will depend upon the earnings and financial position at that time and such other factors as the Company’s board of directors may deem appropriate.

ITEM 10.        RECENT SALES OF UNREGISTERED SECURITIES

 Since our inception in April 2004, we issued and sold securities not registered under the Securities Act of 1933, as amended, as follows:

(1)

In conjunction with our founding, we issued 15,200,000 common units to our founders for a total of $15,200 in cash in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. We believe that this sale of securities did not involve a public offering because it was an initial allocation of securities made solely to our founders.

(2)

Between May and July 2004, we issued and sold 1,000,000 common units and 1,000,000 series A preferred units to 24 accredited investors for a total of $1,000,000 in cash. We believe the transactions to be exempt under Section 4(2) of the Securities Act of 1933, as amended, because they did not involve a public offering, and on the basis that each investor is an accredited investor as defined in Rule 501 of Regulation D.  We believe that this sale of securities did not involve a public offering because we provided each of our investors with a private placement memorandum disclosing items set out in Rule 501 and 506 of Regulation D and filed a Form D with the SEC. On this basis, we believe the securities were sold subject to a safe-harbor afforded by Regulation D. The shares sold were restricted securities as defined in Rule 144 (a)(3). Further, each common stock certificate issued in connection with this private offering bears a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of the Company's counsel that registration is not required under the Securities Act of 1933.

(3)

We issued a total of 38,750 common units in July 2004 to 6 individuals as a referral fee for introductions that led to investment in our Series A preferred units. We issued the shares in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. We believe that this sale of securities did not involve a public offering because it involved the issuance of a relatively small amount of our securities to a limited number of individuals with whom we already had a relationship.

(4)

Between August and October 2004, we issued and sold 1,000,000 common units and 2,000,000 series B preferred units to 51 accredited investors for a total of $2,000,000 in cash. We believe the transactions to be exempt under Section 4(2) of the Securities Act of 1933, as amended, because they did not involve a public offering. We believe that this sale of securities did not involve a public offering and on the basis that each investor is an accredited investor as defined in Rule 501 of Regulation D and because we provided each of our investors with a private placement memorandum disclosing items set out in Rule 501 and 506 of Regulation D. The shares sold were restricted securities as defined in Rule 144 (a)(3). Further, each common stock certificate issued in connection with this private offering bears a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of the Company's counsel that registration is not required under the Securities Act of 1933.

(5)

We issued a total of 24,731 common units in October 2004 to 10 individuals as a referral fee for introductions that led to investment in our Series B preferred units. We issued the shares in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. We believe that this sale of securities did not involve a public offering because it involved the issuance of a relatively small amount of our securities to a limited number of individuals with whom we already had a relationship.

(6)

Between December 2004 and March 2005, we issued and sold 1,100,000 common units and 3,300,000 series C preferred units to 62 accredited investors for a total of $3,330,000 in cash. We believe the transactions to be exempt under Section 4(2) of the Securities Act of 1933, as amended, because they did not involve a public offering. We believe that this sale of securities did not involve a public offering on the basis that each investor is an accredited investor as defined in Rule 501 of Regulation D and because we provided each of our investors with a private placement memorandum disclosing items set out in Rule 501 and 506 of Regulation D. The shares sold were restricted securities as defined in Rule 144 (a)(3). Further, each common stock certificate issued in connection with this private offering bears a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of the Company's counsel that registration is not required under the Securities Act of 1933.

(7)

We issued a total of 25,000 common units in February 2005 to 2 individuals as compensation for services. We issued the shares in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. We believe that this sale of securities did not involve a public offering because it involved the issuance of a relatively small amount of our securities to a limited number of individuals with whom we already had a relationship.

(8)

We issued a total of 83,367 common units in March 2005 to 14 individuals as a referral fee for introductions that led to investment in our Series C preferred units. We issued the shares in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. We believe that this sale of securities did not involve a public offering because it involved the issuance of a relatively small amount of our securities to a limited number of individuals with whom we already had a relationship.

ITEM 11.          DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

We are authorized to issue up to 50,000,000 common units 100,000,000 preferred units of which 19,146,848 and 6,306,000 are currently issued and outstanding, respectively. New members may be admitted upon the affirmative, written approval of our chief executive officer or our board of directors. Capital contributions tendered directly to us by prospective members not accepted by the  chief executive officer or our board of directors will be not be accepted and immediately returned to the prospective member. An initial 40% of every profit dollar in earnings is dedicated to common unit holders to offset phantom income for tax purposes.  The remaining earnings will be allocated to operating expenses and preferred unit dividend and redemption. Each series of preferred stock has preference to any other subsequently issued preferred units. Once preferred units have been redeemed, earnings may be distributed to the holders of common units.

Series A Preferred Units

The Series A preferred units can be redeemed at a price of $1.00 per unit. The Series A preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis. These preferred dividends will be paid in cash upon redemption of Series A preferred units and after the return of principal. Holders of Series A preferred units have no voting rights. The Company may, at its option, at any time, redeem any number of outstanding Series A preferred units at a rate of $1.00 per unit, plus any accrued preferred dividend. Holders of series A member units have liquidation preferences over our common units and other subsequent series of preferred units. The result is that in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of record of series A preferred member units shall be entitled to recover their investment prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common units and other subsequently issued preferred units.

Series B Preferred Units

The Series B preferred units can be redeemed at a price of $1.00 per unit. The Series B preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis. These preferred dividends will be paid in cash upon redemption of Series B preferred units and after the return of principal. Holders of Series B preferred units have no voting rights. We may, at our option, at any time, redeem any number of outstanding Series B preferred units at a rate of $1.00 per unit, plus any accrued preferred dividend. Holders of series B member units have liquidation preferences over our common units and other subsequent series of preferred units. The result is that in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of record of series B preferred member units shall be entitled to recover their investment prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common units and other subsequently issued preferred units.

Series C Preferred Units

The Series C preferred units can be redeemed at a price of $1.00 per unit. The Series C preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis. These preferred dividends will be paid in cash upon redemption of Series C preferred units and after the return of principal. Holders of Series C preferred units have no voting rights. We may, at our option, at any time, redeem any number of outstanding Series C preferred units at a rate of $1.00 per unit, plus any accrued preferred dividend. Holders of series C member units have liquidation preferences over our common units and other subsequent series of preferred units. The result is that in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of record of series C preferred member units shall be entitled to recover their investment prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common units and other subsequently issued preferred units.

Common Units

The holders of our common units are entitled to one vote for each unit held of record by them and may not cumulate votes. This means that the holders of more than 50% of the common units voting for the election of directors can elect all of the directors if they choose to do so. In such event, the holders of the remaining common units will not be able to elect any person to the board of directors. The holders of the common units are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore, subject to payments of all accrued dividends on outstanding preferred units. In the event of the Company’s liquidation, dissolution or winding up, the holders of the common units have the right to share proportionately in the Company’s remaining net assets after payment of the total liquidation preference of all outstanding preferred units. Holders of common units, as such, have no conversion, preemptive or other subscription rights, and there are no redemption rights applicable to the common units.

Other Preferred Units

In the future, we intend to raise working capital through sales of preferred units.  Our board of directors has authority, in accordance with the provisions of our operating agreement, and without action by the members, to designate and issue all or any portion of the remaining authorized but unissued preferred units, and to determine the voting rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of units constituting any series in the designation of such series. Such preferred units, if and when issued, may carry rights superior to those of the common units.

Amended Operating Agreement

Our Amended Operating Agreement does not require annual meetings of the members. Special meetings of the members may be called at any time by the chief executive officer or on the written request of a majority of the membership.

Our members are allowed access to the list of members and voting lists and the right to inspect our books and records.

Amendments to our operating agreement must be approved by the affirmative vote of members holding at least 70% of our outstanding common units, voting together as a single class. These voting requirements may make amendments to our operating agreement that members believe desirable more difficult to effect.

Our chief executive officer is already in place and may only be removed by the vote of a 70% supermajority of our members. As our chief executive officer is entitled to appoint and terminate our executives, a function typically reserved for directors, it is difficult for members to change control of our management.

Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in Corps.C. Sec.17000, et seq. and other applicable law.

All distributions, except in the case of dissolution or liquidation, will be in the sole discretion of our management. Our management may to elect to continue to reinvest the initial profits, if any, in additional investments. Any such reinvestment would delay the return of cash to the members and would subject any amounts reinvested to additional risks. Despite intentions to do so, our management is not obligated to make any distributions to cover the income tax obligations of the members created as their percentage of the income earned by us. As a result, members may incur tax liabilities without receiving sufficient or any distributions from us to meet their federal and state tax obligations.

Any transfer, sale, or disposition of our units shall only transfer the right represented by such transferred membership unit to receive a share of the capital, profits, and cash available for distribution by us and shall not result in making any such subsequent holder one of our members.

No member shall have the right or be permitted to demand the return of all or any part of member’s capital contribution except as agreed in writing by all of the members. Any voluntary act of a member that constitutes a withdrawal from the company shall constitute material breach of our Amended Operating Agreement and we shall be entitled to collect damages for such breach. Such damages shall offset any cash or other property otherwise distributable to such member by us.

We shall be dissolved on July 1, 2021 as such date may be extended by action of the chief executive officer for up to ten (10) additional years or by action the chief executive officer.

ITEM 12.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 14 of our operating agreement provides for indemnification of directors and officers to the fullest extent permitted by California law and provides for the advancement of expenses to such officers and directors. Our operating agreement provides that, to the fullest extent permitted by law, our executive officers and directors shall have no personal liability to us or to our members for damages for breach of their fiduciary duty as our executive officers and directors except for damages resulting from acts or omissions which involve willful misconduct, fraud or a knowing violation of law. Accordingly, our executive officers and directors may have no liability to the members or Castle Arch for their acts or omissions performed or omitted pursuant to the authority granted to them under our operating agreement.

Our operating agreement provides that any of our executive officers or directors shall be indemnified to the fullest extent permitted by law and as provided therein. Our operating agreement provides that we will indemnify any executive officers and directors from any liability incurred by it in connection with any proceeding by a third party if the executive officer or director conducted him or herself in good faith, reasonably believed that his or her conduct was in or at least not opposed to our best interest, and, in the case of a criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Such indemnity as to actions by us applies against all liability of the proceeding and is subject to the same good conduct standards of third party claims but is not applicable to liability resulting from the gross negligence or misconduct of such parties unless the court determines that the party is fairly and reasonably entitled to indemnification. We also have the power to indemnify other parties acting in various capacities.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to members, directors, officers, or persons controlling our operations, the SEC is generally of the opinion that such indemnification is against public policy and is therefore unenforceable.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

Castle Arch Real Estate Investment Company, LLC

We have audited the accompanying statement of financial condition of Castle Arch Real Estate Investment Company, LLC (a development stage company) as of December 31, 2004, and the related statements of operations, changes in members’ capital, and cash flows for the period from April 15, 2004 (inception) to December 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Castle Arch Real Estate Investment Company, LLC (a development stage company) as of December 31, 2004, and the results of its operations and its cash flows for the period from April 15, 2004 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Bowhuis, Morrill & Company

Bowhuis, Morrill & Company

Layton, Utah

March 2, 2005

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Statement of Financial Condition

December 31, 2004

ASSETS

Current assets:

Cash and cash equivalents – note 1

$

2,341,332

Total current assets

2,341,332

Property and equipment:

Office equipment

16,532

Less: accumulated depreciation

         (492)

Net property and equipment

16,040

Other assets-option and earnest money deposits

100,000

_________

Total assets

$

 2,457,372

LIABILITIES AND MEMBERS’ CAPITAL

Current liabilities:

Accounts payable and accrued expenses

$

148,772

Due to related party – note 2

20,000

Note payable to equipment financing company

11,843

Preferred unit distributions payable - note 3

         66,110

Total current liabilities

246,725

Members’ Capital-note 3:

Initial members’ common units, 16,000,000

units issued and outstanding, $.001 per unit

16,000

Non-managing members’ units, series A, consisting

of 1,000,000 units (one common and one preferred

unit per membership unit), $1.00 per membership unit

565,427

Non-managing members’ units, series B, consisting

of 900,350 units (one common and two preferred

units per membership unit), $2.00 per membership unit

1,411,203

Non-managing members’ units, series C, consisting

of 191,667 (one common and three preferred units

per membership unit), $3.00 per membership unit

   218,017

Total members’ capital

2,210,647

________

Total liabilities and members’ capital

$

  2,457,372

See accompanying notes.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Statement of Operations

Period from April 15, 2004 (inception) to December 31, 2004

Revenues and Other Income

Proceeds from sale of property, net of cost of property sold

$

-

Interest income

      1,871

Total revenues and other income

1,871

Expenses

Salaries, wages and other compensation

119,084

Start-up and organizational costs

55,696

Office supplies and expenses

39,218

Outside services

118,505

Travel and lodging

19,144

Taxes and licenses

800

Depreciation

         492

Total expenses

352,939

Net loss and deficit accumulated during development stage

$

(351,068)

See accompanying notes.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Statement of Changes in Members’ Capital

Period from April 15, 2004 (inception) to December 31, 2004

  Initial Members’

      Non-managing

 Non-managing

   Non-managing

Total

   Common Units

    Members-Series A

   Members-Series B

Members-Series C

  Members’

Units

Amount

Units

Amount

  Units

  Amount

  Units

Amount

Capital

Balance (inception)

April 15, 2004

-

$

-

-

$

-

-

$

-

-

$

-

$

-

Purchase of

investment units

16,000,000

16,000

1,000,000

1,000,000

900,350

1,800,700

191,667

575,000

3,391,700

Subscriptions

receivable

-

-

-

-

-

(31,134)

-

(270,000)

(301,134)

Withdrawals

-

-

-

-

-

-

-

-

-

Distributions

payable on

preferred units

-

-

-

(38,209)

-

(25,379)

-

(2,522)

(66,110)

Offering costs

paid upon

successful

offering

-

-

-

(137,110)

-

(246,873)

-

(78,758)

(462,741)

Net loss

                -

             -

               -

(259,254)

            -

     (86,111)

            -

   (5,703)

   (351,068)

Balance,

16,000,000

$

16,000

1,000,000

$

565,427

900,350

$

1,411,203

191,667

$

218,017

$

2,210,647

December 31, 2004

See accompanying notes.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Statement of Cash Flows

Period from April 15, 2004 (inception) to December 31, 2004

Operating Activities

Net loss

$

(351,068)

Adjustments to reconcile net loss to

net cash used in operating activities:

Depreciation

492

Changes in operating assets and liabilities:

Accounts payable and accrued expenses

128,772

Due to related party

       20,000

Net cash used in operating activities

(201,804)

Investing Activities

Option and earnest money deposits

(80,000)

Purchase of property and equipment

      (16,532)

Net cash used in investing activities

(96,532)

Financing Activities

Proceeds from issuance of member units for cash

(net of offering costs)

2,627,825

Proceeds from issuance of notes payable

         11,843

Net cash provided by financing activities

    2,639,668

Net increase in cash and cash equivalents

2,341,332

Cash at beginning of period

                  -

Cash at end of period

$      2,341,332

Non-Cash Investing and Financing Activities:

Issuance of members’ units for subscriptions receivable

$

301,134

Distributions payable

$

66,110

Deposit paid by related party

$

20,000

Supplemental Disclosures

Cash paid for interest

$

-

See accompanying notes.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Notes to Financial Statements

December 31, 2004

 1.

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.

General Description of the Company

Castle Arch Real Estate Investment Company, LLC, a California limited liability company, was organized on April 15, 2004 as a residential and commercial land development company with target properties located primarily in the Western United States.  The principal activities of the Company include securing acquisition rights to the property, obtaining zoning and other entitlements for the property, securing financing for the purchase of the property, improving the property’s infrastructure and amenities, and selling the property.  Property targeted by the Company may have end uses that range from residential, multifamily, retail and office, to industrial.  The Company may also consider other strategic and joint venture opportunities.

The Company has commenced three private placements of membership units in the Company as follows:

Effective May 1, 2004, the placement of 1,000,000 Series A membership units consisting of one common and one preferred unit each at $1.00 per membership unit.

Effective July 20, 2004, the placement of 1,000,000 Series B membership units, consisting of one common and two preferred units each at $2.00 per membership unit.

Effective November 5, 2004, the placement of 1,000,000 membership units, consisting of one common and three preferred units each at $3.00 per membership unit.

As of December 31, 2004, the Company had completed the Series A private placement and substantially completed the Series B private placement pending the receipt of outstanding commitments.  Both the Series B and Series C offerings had subscribed units outstanding for which funds had not been received at December 31, 2004.  These units have been disclosed as membership units “subscriptions receivable” and offset against the applicable equity accounts (Series A, Series B, etc.) for which the subscriptions have been received.

The Members share in the profits and losses of the Company in proportion to their respective interests in the Company based on the weighted average number of membership units each member holds during the period.  A non-Managing Members’ loss is limited to the amount of his or her investment.  Consistent with the Company’s policy and its private placement memorandums, profits and losses have been allocated to the various members’ interests as follows:

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Notes to Financial Statements (continued)

December 31, 2004

1.

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

A.

General Description of the Company (continued)

a)

Allocation of profits shall be made:

(i)

First, to the members, up to the aggregate of, and in proportion to, any losses previously allocated to each member, to the extent not previously offset by allocations of profits;

(ii)

Second, to preferred members, subject to the Manager’s election to redeem the membership units and to the extent of the cumulative preferred unit return;

(iii)

Third, to the common members, in proportion to their percentage interests.

b)

Allocation of losses shall be made as follows:

(i)

First, to the members, up to the aggregate of, and in proportion to, any profits previously allocated to each member and not previously offset by losses until their capital account balances have been reduced to zero;

(ii)

Second, to the preferred members until their capital account balances have been reduced to zero;

(iii)

Third, to the common members, in proportion to their percentage interest.

c)

At no time shall the sum of all historical net profit distributions to common unit holders exceed the total amounts paid toward redeeming any outstanding preferred units, until all preferred units have been redeemed.

The Company has not received revenues from the sale or development of property as of December 31, 2004 in accordance with its business plan.  Accordingly, the Company is considered to be in the development stage until it obtains such revenues from its planned principle operations.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Notes to Financial Statements (continued)

December 31, 2004

1.

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(continued)

B.

Method of Reporting and Use of Estimates

The Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles (GAAP).  Such principles require the use of certain estimates and assumptions made by the Company’s management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

C.

Accounting Method

       The Company’s financial statements are prepared using the accrual method of accounting.

       The Company has elected a December 31 year end.

D.

Income and Expense Recognition

Gains or losses associated with real estate are realized in full when the property is sold by the

“full accrual method” in accordance with the provisions of Statement of Financial

 Accounting Standards (SFAS) No. 66 “Accounting for Sales of Real Estate.”

Costs associated with real estate are accounted for in accordance with the provisions of

Statement of Financial Accounting Standard (SFAS) No. 67 “Accounting for Cost and

Initial Rental Operations of Real Estate Projects.”  Accordingly, acquisition, development and construction costs, including property taxes and interest on associated debt and selling costs, are capitalized.  Such costs are specifically allocated to the related components or, if relating to multiple components, allocated on a pro rata basis as appropriate.  Estimates are reviewed periodically and revised as needed.  The respective real estate projects are also periodically reviewed to determine that the carrying amount does not exceed the net realizable value.  To date, no allowance has had to be provided for estimated impairments of value based on evaluation of the projects.

E.

Uninsured Cash Balances

The Company maintains its corporate cash balances in various bank accounts at one bank.  Corporate cash accounts at banks are insured by the FDIC for up to $100,000.  Amounts in excess of insured limits were approximately $2,131,316 at December 31, 2004.  To date the Company has not experienced any losses as a result of this excess and does not anticipate any such losses in the future.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Notes to Financial Statements (continued)

December 31, 2004

F.

Income Taxes

No provision for income taxes has been made in these financial statements because each member is individually responsible for reporting income or loss based on its respective share of the Company’s income and expenses as reported for income tax purposes.  The Company prepares calendar year federal and state information tax returns and reports to the members their allocable shares of the Company’s income, expenses, and gains or losses.

G.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

H.

Offering Costs

Costs incurred in the successful raising of capital under the Company’s private placement memorandums such as finders’ fees and attorneys’ costs have been offset against various components of members’ equity as a reduction of the proceeds received from the sale of membership units.

I.

Property and Equipment

Property, plant and equipment is stated at cost.  Depreciation is computed primarily using the straight-line method based on estimated useful lives of 5 years.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Notes to Financial Statements (continued)

December 31, 2004

J.

Advertising Costs

The Company may incur costs of advertising which it will expense as incurred.  Advertising costs do not include commissions for the sale of property or finders’ fees incurred for the successful raising of capital.

K.

Stock Options

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-based Compensation.”  Under APB 25, because the exercise price of the Company’s stock options equals or exceeds the estimated fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

The Company currently has no stock option plan for employees.  However, the Company’s board of directors may adopt, with member approval, an option plan where up to 20% of the authorized common units of the Company may be purchased by employees.  The option plan may provide for the grant of nonstatutory unit options and the grant of unit purchase rights both to the Company’s employees, non-employee directors, consultants and advisors, and to the employees, non-employee directors, consultants and advisors of subsidiary corporations.  Under the option plan, the exercise price or purchase price may, at the discretion of the Company’s board of directors or the committee appointed by the board to administer the option plan, be paid in cash, cash equivalents, promissory notes, surrender of stock, a cashless exercise, past services, cancellation of indebtedness owed to the grantee or any form of payment that is consistent with applicable laws, regulations and rules.

L.

Options and Deposits on Land

The Company has placed earnest money deposits or deposits to acquire options for the purchase of two properties totaling $100,000.  The Company’s policy is to capitalize these costs and include them in the cost of the underlying properties when sold. The terms of the purchase agreements provide for property review periods during which the deposits may be refunded upon written notice of unsuitability.  Upon expiration of the review periods, the deposits become non-refundable as liquidated damages to the seller if the purchase does not close.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Notes to Financial Statements (continued)

December 31, 2004

2.

RELATED-PARTY TRANSACTIONS

Certain officers of the Company provide office facilities and administrative services to the Company.  During the period ended December 31, 2004, the Company paid $30,000 to these persons or entities for facilities and administrative services.

During 2004, an officer of the Company paid $20,000 to an outside party on the Company’s behalf for an option and earnest money deposit on land.

3.

MEMBERS’ EQUITY

Each membership unit issued to date consists of one common unit and any number of preferred units depending upon the offering.  The Company is authorized to issue up to 50,000,000 common units 100,000,000 preferred units.

The Series A preferred units may be redeemed at a price of $1.00 per unit.  The Series A preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis.  These preferred dividends will be paid in cash upon redemption of Series A preferred units and after the return of principal.  Holders of Series A preferred units have no voting rights.  The Company may, at its option, at any time, redeem any number of outstanding Series A preferred units at a rate of $1.00 per unit, plus any accrued preferred dividends.

The Series B preferred units can be redeemed at a price of $1.00 per unit.  The Series B preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis.  These preferred dividends will be paid in cash upon redemption of Series B preferred units and after the return of principal.  Holders of Series B preferred units have no voting rights.  The Company may, at its option, at any time, redeem any number of outstanding Series B preferred units at a rate of $1.00 per unit, plus any accrued preferred dividends.

The Series C preferred units can be redeemed at a price of $1.00 per unit.  The Series C preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis.  These preferred dividends will be paid in cash upon redemption of Series C preferred units and after the return of principal.  Holders of Series C preferred units have no voting rights.  The Company may, at its option, at any time, redeem any number of outstanding Series C preferred units at a rate of $1.00 per unit, plus any accrued preferred dividends.

As of December 31, 2004, the Company has accrued $66,110 of 8% preferred unit distributions payable to preferred unit holders based on the period of time the unit holders of record have possessed their respective units during 2004.

Castle Arch Real Estate Investment Company, LLC

(a development stage company)

Notes to Financial Statements (continued)

December 31, 2004

3.

MEMBERS’ EQUITY (continued)

The holders of the common units are entitled to one vote for each unit held of record by them and may not accumulate votes.  This means that the holders of more than 50% of the common units voting for the election of directors can elect all of the directors if they choose to do so.  In such event, the holders of the remaining common units will not be able to elect any person to the board of directors.  The holders of the common units are entitled to receive dividends when, and if declared by the board of directors out of funds legally available therefore, subject to payment of all accrued dividends on outstanding preferred units.  In the event of the Company’s liquidation, dissolution or winding up, the holders of the common units have the right to share proportionately in the Company’s remaining net assets after payment of the total liquidation preference of all outstanding preferred units.  Holders of common units, as such, have no conversion, preemptive or other subscription rights, and there are no redemption rights applicable to the common units.

In the future, the Company intends to raise working capital through sales of preferred units.  The board of directors has authority, in accordance with the provisions of the Company’s operating agreement, and without action by the members, to designate and issue all or any portion of the remaining authorized but unissued preferred units, and to determine the voting rights, preferences, privileges, and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of units constituting any series in the designation of such series.  Such preferred units, if any when issued, may carry rights superior to those of the common units.

4.

NOTE PAYABLE TO EQUIPMENT FINANCING COMPANY

The Company has entered into a short-term note payable to finance the purchase of office equipment.  The balance at December 31, 2004 is $11,843.  The loan requires monthly payments of $1,025 through December, 2005 and bears annual interest of 6.79%.

5.

SUBSEQUENT EVENTS

Subsequent to December 31, 2004, the Company has raised additional capital totaling approximately $3,000,000 and has received substantially all of its outstanding subscriptions receivable at December 31, 2004.  The Company plans to pursue the registration of its securities with the Securities and Exchange Commission and all capital fund raising activities will temporarily cease until the registration becomes effective.

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS

(a)

 1.             Financial Statements

The following Report of Independent Registered Public Accounting Firm and our consolidated financial statements are contained in Item 13 of this Form 10:

•	Independent Auditor’s Report

•	Statement of Financial Condition at December 31,2004

•	Statement of Operations period from April 15, 2004 (inception) to December 31, 2004

•	Statements of Changes in Members’ Capital period from April 15, 2004 (inception) to December 31, 2004.

•	Statement of Cash Flows period from April 15, 2004 (inception) to December 31, 2004

•	Notes to Financial Statements

 2.              Financial Statement Schedules

All financial statement schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements or the notes thereto.

(b) Exhibits

*3.1	Certificate of Incorporation

3.2	Amended Operating Agreement Dated May 12, 2005

*10.1	Consulting Agreement dated October 8, 2004 between Kirby D. Cochran and Castle Arch Real Estate Investment Company, L.L.C.

*10.2	Consulting Agreement dated October 8, 2004 between Robert D. Geringer and Castle Arch Real Estate Investment Company, L.L.C.

*10.3	Addendum dated February 16, 2005 to the Consulting Agreement dated October 8, 2004 between Robert D. Geringer and Castle Arch Real Estate Investment Company, L.L.C.

*10.4	Consulting Agreement dated August 6, 2004 between Jeff Austin and Castle Arch Real Estate Investment Company, L.L.C.

*10.5	Consulting Agreement dated October 8, 2004 between Doug Child and Castle Arch Real Estate Investment Company, L.L.C.

*10.6	Addendum dated March 18, 2005 to the Consulting Agreement dated October 8, 2004 between Kirby D. Cochran and Castle Arch Real Estate Investment Company, L.L.C.

*10.7	Addendum dated March 18, 2005 to the Consulting Agreement dated October 8, 2004 between Robert D. Geringer and Castle Arch Real Estate Investment Company, L.L.C.

*10.8	Addendum dated March 18, 2005 to the Consulting Agreement dated August 6, 2004 between Jeff Austin and Castle Arch Real Estate Investment Company, L.L.C.

*10.9	Addendum dated March 18, 2005 to the Consulting Agreement dated October 8, 2004 between Doug Child and Castle Arch Real Estate Investment Company, L.L.C.

*   Filed previously.

___________________________________________________________________________________________________

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Castle Arch Real Estate Investment Company, L.L.C. (Registrant)

Date: May 13, 2005	By:	/s/ Kirby D. Cochran
Kirby D. Cochran, Chief Executive Officer (signature)*

* Print name and title of the signing officer under his signature.